As filed with the Securities and Exchange Commission on February 10, 2021

Registration No. 333-191894

Registration No. 333-209680

Registration No. 333-213095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-191894)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-209680)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-213095)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3044956
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Endurance International Group Holdings, Inc. 2013 Stock Incentive Plan

Constant Contact, Inc. Second Amended And Restated 2011 Stock Incentive Plan

Endurance International Group Holdings, Inc. Amended and Restated 2013 Stock Incentive Plan

(Full title of the plan)

Behdad Eghbali

President

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(Name and address of agent for service)

(781) 852-3200

(Telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Endurance International Group Holdings, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“the SEC”):

•

Registration Statement No. 333-191894, filed with the SEC on October 25, 2013, pertaining to the registration of 18,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2013 Stock Incentive Plan.

•

Registration Statement No. 333-209680, filed with the SEC on February 24, 2016, pertaining to the registration of 14,346,830 shares of Common Stock issuable pursuant to the Company’s Constant Contact Second Amended And Restated 2011 Stock Incentive Plan.

•

Registration Statement No. 333-213095, filed with the SEC on August 12, 2016, pertaining to the registration of 20,000,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above referenced Registration Statements.

On February 10, 2021, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 1, 2020 (the “Merger Agreement”), by and among the Company, Endure Digital Intermediate Holdings, Inc. (formerly known as Razorback Technology Intermediate Holdings, Inc.) (“Parent”) and Endure Digital, Inc. (formerly known as Razorback Technology, Inc.), a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on February 10, 2021.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Behdad Eghbali
Behdad Eghbali
President